News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FOURTH QUARTER 2010 RESULTS

•	Fourth quarter net sales of $12.8 billion
•	Fourth quarter earnings from continuing operations of $829 million and earnings per share from continuing operations of $2.30
•	Fourth quarter cash from operations of $160 million after discretionary contributions of $840 million to its pension trust
•	Year-end backlog of $78.2 billion, including $20.5 billion in fourth quarter orders
•	Provides 2011 outlook

BETHESDA, Md., Jan. 27, 2011 – Lockheed Martin Corporation (NYSE: LMT) today reported fourth quarter 2010 net sales of $12.8 billion, compared to $12.2 billion in 2009. Earnings from continuing operations for the fourth quarter of 2010 were $829 million, or $2.30 per diluted share, compared to $836 million, or $2.19 per diluted share, in 2009. During the fourth quarter of 2010, the Corporation incurred an unusual charge of $42 million ($27 million after-tax, or $0.08 per share) related to a previously announced facilities consolidation within Mission Systems & Sensors (MS2), a line of business in Electronic Systems. The fourth quarter of 2010 also included a reduction of income tax expense related to the extension of the Research and Development (R&D) tax credit and additional benefits from U.S. manufacturing deductions. The fourth quarter of 2009 included an unusual tax benefit from the resolution of an IRS examination, which increased earnings from continuing operations by $11 million, or $0.03 per share.

Cash from operations in the fourth quarter of 2010 was $160 million, after making $840 million in discretionary contributions to the Corporation’s pension trust. Cash from operations in the fourth quarter of 2009 was ($605) million, after making $1.5 billion in discretionary contributions to the Corporation’s pension trust.

“We had a solid fourth quarter, marked by robust bookings and excellent cash generation,” said Bob Stevens, Chairman and CEO.  “For the year, sales and backlog grew.  Combined with strong cash flow, I believe it was very solid performance in a very demanding year.  Looking ahead, our employees are focused on providing increasingly affordable solutions to our customers and continuing strong financial results for our shareholders.”

Divestitures Update

On Nov. 23, 2010, the Corporation announced that it had completed the divestiture of its Enterprise Integration Group (EIG) business. Earnings from discontinued operations for the fourth quarter of 2010 include a $184 million ($0.51 per share) gain from the sale of EIG. Operating results for EIG are included in discontinued operations for all periods presented. The Corporation received $815 million in gross proceeds and paid $260 million in tax payments related to the transaction in the quarter.

As previously announced on June 2, 2010, the Corporation plans to divest most of Pacific Architects and Engineers, Inc. (PAE), a business within Information Systems & Global Solutions (IS&GS). As a result, operating results for PAE are included in discontinued operations for all periods presented and its assets and liabilities are classified as held for sale on the balance sheet as of Dec. 31, 2010. The plan to divest PAE is a result of customers seeking a different mix of services that do not fit with the Corporation’s long-term strategy. The Corporation expects to announce a transaction to sell PAE in the first quarter of 2011.

Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	4th Quarter		Year-to-Date
(In millions, except per share data)	2010	2009	2010	2009
Net sales	$12,794	$12,203	$45,803	$43,995

Operating profit
Segment operating profit	$1,395	$1,416	$5,076	$5,104
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(123)	(114)	(454)	(456)
Unusual items[1]	(42)	—	(220)	—
Other, net	(102)	(58)	(305)	(233)
Operating profit	$1,128	$1,244	$4,097	$4,415
Net earnings (loss) from:
Continuing operations	$829	$836	$2,645	$2,999
Discontinued operations[2]	154	(9)	281	25
Net earnings[2]	$983	$827	$2,926	$3,024
Diluted earnings (loss) per share:
Continuing operations	$2.30	$2.19	$7.18	$7.71
Discontinued operations[2]	.43	(.02)	.76	.07
Diluted earnings per share[2]	$2.73	$2.17	$7.94	$7.78
Cash from operations[3]	$160	$(605)	$3,547	$3,173

[1]
Includes $42 million related to the previously announced facilities consolidation within the MS2 line of business ($27 million after-tax, or $0.08 per share). The year-to-date amount includes $178 million ($116 million after tax, or $0.31 per share) for the Voluntary Executive Separation Program.

[2]
The amounts and per share data reported for discontinued operations may change between the earnings release date and filing of the Corporation’s 2010 Form 10-K due to the on-going sale process for PAE.

3	The Corporation made discretionary contributions to its pension trust of $840 million in the fourth quarter of 2010 and $2.24 billion year-to-date Dec. 31, 2010. The fourth quarter and year-to-date Dec. 31, 2009 amounts include discretionary contributions to the pension trust of $1.48 billion.

2011 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated. See the “Forward-Looking Statements” discussion contained in this press release.

2011 FINANCIAL OUTLOOK [1]
(In millions, except per share data)

Net sales	$45,750 - $47,250

Operating profit:
Segment operating profit	$4,950 - $5,100
Unallocated corporate expense, net:
FAS/CAS pension adjustment[2]	~ (925)
Other, net	~ (325)
Operating profit	3,700 – 3,850

Diluted earnings per share from continuing operations	$6.70 - $7.00
Cash from operations[3]	> $4,000
All amounts approximate

[1]
Starting in 2011, the Corporation will account for U.S Government service contracts under the percentage-of-completion revenue recognition method in lieu of the current service accounting method. The effect of this change is expected to be less than one percent of net sales and segment operating profit in 2011 and has been incorporated into the 2011 financial outlook. The percentage-of-completion revenue recognition method better reflects the underlying economics of these contracts and aligns the Corporation with others in the industry.

[2]	The FAS/CAS pension adjustment was calculated using a 5.5 percent discount rate and an actual rate of return on plan assets for 2010 of approximately 13.0 percent.
3
The Corporation’s outlook for 2011 cash from operations includes an anticipated $1.3 billion in contributions to its pension trust. The Corporation anticipates recovering approximately $0.9 billion as CAS costs in 2011, with the remainder being recoverable in future years.

Cash Deployment Strategy

The Corporation continued to execute its cash deployment strategy in 2010 by:

•	repurchasing 13.2 million shares at a cost of $916 million in the quarter and 33.0 million shares at a cost of $2.5 billion for the year-to-date period;
•	making discretionary contributions of $840 million to its pension trust in the quarter and $2.24 billion for the year-to-date period;
•	paying cash dividends totaling $269 million in the quarter and $969 million for the year-to-date period; and
•	expending capital of $426 million during the quarter and $820 million during the year-to-date period.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; IS&GS; and Space Systems.

The segment results and discussions that follow reflect the previously discussed exclusion of PAE and EIG from IS&GS’ results as they are both reported as discontinued operations.

Operating profit for the business segments includes equity earnings (losses) from their investments, because the operating activities of the investees are closely aligned with the operations of those segments.  The Corporation’s largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales
Aeronautics	$3,856	$3,250	$13,235	$12,201
Electronic Systems	3,976	3,714	14,363	13,532
Information Systems & Global Solutions	2,682	2,632	9,959	9,608
Space Systems	2,280	2,607	8,246	8,654
Total net sales	$12,794	$12,203	$45,803	$43,995

Operating profit
Aeronautics	$410	$426	$1,502	$1,577
Electronic Systems	451	431	1,712	1,660
Information Systems & Global Solutions	255	259	890	895
Space Systems	279	300	972	972
Segment operating profit	1,395	1,416	5,076	5,104
Unallocated corporate expense, net	(267)	(172)	(979)	(689)
Total operating profit	$1,128	$1,244	$4,097	$4,415

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Volume refers to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion of a particular contract for design, development and production activities.

Performance generally refers to changes in contract profit booking rates.  These changes to contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Aeronautics

($ millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,856	$3,250	$13,235	$12,201
Operating profit	$410	$426	$1,502	$1,577
Operating margin	10.6%	13.1%	11.3%	12.9%

Net sales for Aeronautics increased by 19 percent for the fourth quarter of 2010 from the comparable 2009 period.  Sales increased in all three lines of business during the quarter. The $354 million increase in Air Mobility primarily was attributable to higher volume on C-130 programs, including deliveries and support activities, as well as higher volume on the C-5 Reliability Enhancement and Re-Engineering Program (RERP). There were nine C-130J deliveries in the fourth quarter of 2010 compared to six in the fourth quarter of 2009. The $202 million increase in Combat Aircraft principally was due to higher volume on F-35 production contracts and F-16 support activities.  These increases partially were offset by a decrease in volume on F-16 and F-22 production programs, the F-35 System Development and Demonstration (SDD) contract and other combat aircraft programs. There were three F-16 deliveries in the fourth quarter of 2010 compared to seven in the fourth quarter of 2009. The $50 million increase in Other Aeronautics Programs mainly was due to higher volume on P-3 and advanced development programs.

Operating profit for Aeronautics decreased by 4 percent for the fourth quarter of 2010 from the comparable 2009 period. A decline in operating profit in Combat Aircraft partially was offset by an increase in Air Mobility while operating profit in Other Aeronautics Programs essentially was unchanged.  The $50 million decrease in Combat Aircraft’s operating profit primarily was due to lower volume and a decrease in the level of favorable performance adjustments on F-22, F-16 and other combat aircraft programs in 2010. These declines partially were offset by higher volume on F-35 production contracts. The $10 million increase in Air Mobility operating profit primarily was due to higher volume on C-130J support activities, which partially was offset by a lower level of favorable performance adjustments on C-130J deliveries in 2010. The remaining change in operating profit is attributable to an increase in other income, net between the comparable periods.

Net sales for Aeronautics increased by 8 percent for the year ended Dec. 31, 2010 from the comparable 2009 period.  Sales increased in all three lines of business during the year. The $800 million increase in Air Mobility primarily was attributable to higher volume on C-130J programs, including deliveries and support activities, as well as higher volume on the C-5 RERP. There were 25 C-130J deliveries in 2010 compared to 16 in 2009. The $179 million increase in Combat Aircraft principally was due to higher volume on F-35 production contracts, which partially was offset by lower volume on the F-35 SDD contract and a decline in volume on F-16, F-22 and other combat aircraft programs. There were 20 F-16 deliveries in 2010 compared to 31 in 2009. The $55 million increase in Other Aeronautics Programs mainly was due to higher volume on P-3 and advanced development programs, which partially were offset by a decline in volume on sustainment activities.

Operating profit for Aeronautics decreased by 5 percent for the year ended Dec. 31, 2010 from the comparable 2009 period.  A decline in operating profit in Combat Aircraft partially was offset by increases in Other Aeronautics Programs and Air Mobility. The $149 million decrease in Combat Aircraft’s operating profit primarily was due to lower volume and a decrease in the level of favorable performance adjustments on the F-22 program, the F-35 SDD contract and F-16 and other combat aircraft programs in 2010. These decreases more than offset increased operating profit resulting from higher volume and improved performance on F-35 production contracts in 2010. The $35 million increase in Other Aeronautics Programs mainly was attributable to higher volume and improved performance on P-3 and advanced development programs as well as an increase in the level of favorable performance adjustments on sustainment activities in 2010. The $19 million increase in Air Mobility operating profit primarily was due to higher volume and improved performance in 2010 on C-130J support activities, which more than offset a decrease in operating profit due to a lower level of favorable performance adjustments on C-130J deliveries in 2010. The remaining change in operating profit is attributable to an increase in other income, net between the comparable periods.

The Aeronautics 2010 operating margins have decreased when compared to 2009. The operating margin decrease reflects the life cycles of our significant programs. Specifically, Aeronautics is performing more development and initial production work on the F-35 program and is performing less work on more mature programs such as the F-22 and F-16. Development and initial production contracts yield lower profits than mature full rate programs.  Accordingly, while net sales increased in 2010 relative to 2009, operating profit decreased and consequently operating margins have declined.

Electronic Systems

($ millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$3,976	$3,714	$14,363	$13,532
Operating profit	$451	$431	$1,712	$1,660
Operating margin	11.3%	11.6%	11.9%	12.3%

Net sales for Electronic Systems increased by 7 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period. Sales increases at Missiles & Fire Control (M&FC) and Global Training & Logistics (GT&L) more than offset a decline in MS2. The $169 million increase at M&FC primarily was due to higher volume on tactical missile programs, which partially was offset by lower volume on fire control systems and air defense programs. The $113 million increase at GT&L primarily was due to growth on readiness and stability operations, which partially was offset by lower volume on simulation & training and other logistics programs. The $20 million decrease at MS2 mainly was due to lower volume on ship & aviation systems and undersea warfare programs, which partially were offset by higher volume on surface naval warfare programs.

Operating profit for Electronic Systems increased by 5 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period. During the quarter, operating profit increases at M&FC and GT&L more than offset a decline at MS2. The $50 million increase at M&FC primarily was due to higher volume and improved performance in 2010 on certain tactical missile programs. The $10 million increase at GT&L primarily was attributable to higher volume on readiness and stability operations and improved performance on simulation & training programs, which partially were offset by lower volume and performance on other logistics programs. The $42 million decrease at MS2 primarily was attributable to lower volume and performance on undersea warfare and performance on surface naval warfare programs in 2010. These decreases partially were offset by improved performance in 2010 on ship & aviation system programs.

Net sales for Electronic Systems increased by 6 percent for the year ended Dec. 31, 2010 from the comparable 2009 period. Sales increased in all three lines of business during the year. The $421 million increase at GT&L primarily was due to growth on readiness and stability operations, which partially was offset by lower volume on simulation & training programs. The $316 million increase at M&FC primarily was due to higher volume on tactical missile and air defense programs, which partially was offset by a decline in volume on fire control systems. The $94 million increase at MS2 mainly was due to higher volume on surface naval warfare, ship & aviation systems, and radar systems programs, which partially was offset by lower volume on undersea warfare programs.

Operating profit for Electronic Systems increased by 3 percent for the year ended Dec. 31, 2010 from the comparable 2009 period. Operating profit increases at M&FC and GT&L more than offset a decline at MS2. The $73 million increase at M&FC mainly was due to higher volume and improved performance on certain tactical missile programs and higher volume on air defense programs. The $23 million increase at GT&L primarily was attributable to higher volume on readiness and stability operations and improved performance on simulation and training programs. These increases more than offset declines due to lower volume and performance on other logistics programs and the absence in 2010 of a benefit recognized in the first quarter of 2009 from favorably resolving a contract matter at simulation & training programs. The $44 million decrease in operating profit at MS2 mainly was due to lower volume and performance on undersea warfare programs and a decrease in the level of favorable performance adjustments on surface naval warfare programs in 2010. These declines partially were offset by higher volume and improved performance on ship & aviation systems and radar systems programs in 2010.

Information Systems & Global Solutions

($ millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$2,682	$2,632	$9,959	$9,608
Operating profit	$255	$259	$890	$895
Operating margin	9.5%	9.8%	8.9%	9.3%

Net sales for IS&GS increased by 2 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period. Sales increased in Defense and Civil but declined in Intelligence during the quarter. Defense sales increased $74 million primarily due to higher volume on mission and combat systems activities. Civil sales increased $11 million principally due to higher volume on enterprise civilian services. Sales in Intelligence programs declined $35 million mainly due to lower volume on security solutions.

Operating profit for IS&GS decreased by 2 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period.  During the quarter, operating profit declined in Defense and essentially was unchanged in Intelligence and Civil. The $9 million decrease in operating profit at Defense primarily was attributable to a decrease in the level of favorable performance adjustments in 2010 on mission and combat systems activities.

Net sales for IS&GS increased by 4 percent for the year ended Dec. 31, 2010 from the comparable 2009 period. Sales increased in Civil and Defense but declined in Intelligence during the year. Civil increased $437 million principally due to higher volume on enterprise civilian services. Defense sales increased $20 million primarily due to higher volume on mission and combat systems activities. The $106 million decline in Intelligence programs mainly was due to lower volume on security solutions.

Operating profit for IS&GS decreased by 1 percent for the year ended Dec. 31, 2010 from the comparable 2009 period.  For the year, operating profit declines in Defense more than offset an increase in Civil, while operating profit at Intelligence essentially was unchanged. The $27 million decrease in operating profit at Defense primarily was attributable to a decrease in the level of favorable performance adjustments on mission and combat systems activities in 2010.  The $19 million increase in Civil principally was due to higher volume on enterprise civilian services.

Space Systems

($ millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
Net sales	$2,280	$2,607	$8,246	$8,654
Operating profit	$279	$300	$972	$972
Operating margin	12.2%	11.5%	11.8%	11.2%

Net sales for Space Systems decreased by 13 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period.  Sales declined in all three lines of business during the quarter. The $233 million decrease in Space Transportation principally was due to lower volume on commercial launch vehicle activities, the Orion program and the space shuttle external tank program.  There were no commercial launches in the fourth quarter of 2010 compared to one commercial launch in the fourth quarter of 2009. The $82 million decline in Satellites primarily was attributable to lower volume in government satellite activities, which partially was offset by higher volume on commercial satellites. There was one commercial satellite delivery in the fourth quarter of 2010 compared to no deliveries in the fourth quarter of 2009. Lower volume on defensive missile programs drove a $12 million decrease in Strategic & Defensive Missile Systems (S&DMS) sales.

Operating profit for Space Systems decreased by 7 percent for the quarter ended Dec. 31, 2010 from the comparable 2009 period.  During the quarter, operating profit declined in Satellites and essentially was unchanged in Space Transportation and S&DMS. Satellites’ operating profit decreased $17 million primarily due to lower volume and a decline in the level of favorable performance adjustments on government satellite programs in 2010, which partially was offset by higher volume on commercial satellite programs.  Equity earnings represented 23 percent of operating profit at Space Systems in the fourth quarter of 2010 compared to 15 percent in the fourth quarter of 2009.

Net sales for Space Systems decreased by 5 percent for the year ended Dec. 31, 2010 from the comparable 2009 period.  Sales declined in all three lines of business during the year. The $253 million decrease in Space Transportation principally was due to lower volume on the space shuttle external tank, commercial launch vehicle activity and other human space flight programs, which partially were offset by higher volume on the Orion program. There were no commercial launches in 2010 compared to one commercial launch in 2009. S&DMS sales declined $147 million principally due to lower volume on defensive missile programs.  The $8 million sales decline in Satellites primarily was attributable to lower volume on commercial satellites, which partially were offset by higher volume on government satellite activities. There was one commercial satellite delivery in 2010 and one commercial satellite delivery in 2009.

Operating profit for Space Systems was unchanged for the year ended Dec. 31, 2010 from the comparable 2009 period.  Growth in Space Transportation’s operating profit was more than offset by a decline in Satellites’ operating profit. S&DMS operating profit was relatively unchanged between periods. The $21 million increase in Space Transportation mainly was attributable to higher equity earnings on the ULA and USA joint ventures and higher volume on the Orion program, which partially were offset by lower volume on the space shuttle’s external tank program. Satellites’ operating profit decreased $23 million primarily due to lower volume and performance on commercial satellite programs, which partially was offset by higher volume and improved performance on government satellite programs in 2010. Equity earnings represented 27 percent of operating profit at Space Systems in 2010, compared to 22 percent in 2009.

Unallocated Corporate Expense, Net

($ millions)	4th Quarter		Year-to-Date
	2010	2009	2010	2009
FAS/CAS pension adjustment	$(123)	$(114)	$(454)	$(456)
Unusual items	(42)	—	(220)	—
Other, net	(102)	(58)	(305)	(233)
Unallocated corporate expense, net	$(267)	$(172)	$(979)	$(689)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate expense, net.”  See the Corporation’s 2009 Form 10-K for a description of “Unallocated corporate expense, net” including the FAS/CAS pension adjustment.

For purposes of segment reporting, unusual items are included in “Unallocated corporate  expense, net”:

2010 –
•
In the fourth quarter of 2010, the Corporation incurred an unusual charge, net of state income tax benefits, of $42 million related to a previously announced facilities consolidation within the MS2 line of business in Electronic Systems.  The charge reduced net earnings by $27 million ($0.08 per share during the fourth quarter of 2010; $0.07 per share for the year ended Dec. 31, 2010).

•
In the third quarter of 2010, the Corporation incurred an unusual charge, net of state income tax benefits, of $178 million related to the Voluntary Executive Separation Program.  The charge reduced net earnings by $116 million ($0.32 per share during the third quarter of 2010; $0.31 per share for the year ended Dec. 31, 2010).

2009 –
•	There were no unusual items affecting operating profit during the year.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 22.5 percent and 30.9 percent for the quarter and year ended Dec. 31, 2010, and 29.4 percent and 29.1 percent for the quarter and year ended Dec. 31, 2009. These rates were lower than the statutory rate of 35 percent for all periods due to tax deductions for U.S. manufacturing activities and dividends related to our employee stock ownership plan. The effective rates for the comparable periods were also impacted by the following items:

2010 –
•
In the fourth quarter, tax legislation retroactively extended the R&D tax credit for two years, from Jan. 1, 2010 to Dec. 31, 2011.  As a result, the Corporation reduced its income tax expense by $43 million in the fourth quarter of 2010. R&D tax credits of a comparable amount were recognized as a reduction of income tax expense throughout 2009. In the fourth quarter, the Corporation also recognized additional benefits from U.S. manufacturing deductions.

•
As was previously reported, health care legislation eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013. As a result, the Corporation recorded additional income tax expense of $96 million in the first quarter.

2009 –
•
Resolution of the IRS examination of the 2008 tax return in the fourth quarter reduced income tax expense by $11 million.  The year also included the third quarter resolution of the IRS examination of the 2005-2007 tax returns, which reduced income tax expense by $58 million.

Discontinued Operations

Discontinued operations includes the operating results for PAE and EIG for all periods presented. The fourth quarter and year-to-date 2010 amounts also include a $184 million after-tax gain on the sale of EIG.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 132,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2010 sales from continuing operations were $45.8 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 3:00 p.m. E.T. on Jan. 27, 2011.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as:
•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost growth, or other factors;
•
changes in government and customer priorities and requirements (including the potential deferral of awards, terminations or reduction of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, operations under a continuing resolution, and cost-cutting initiatives);

•
additional costs or schedule revisions to the F-35 program that may result from the detailed re-planning of the restructured program that is ongoing following completion of the technical baseline review;

•	actual returns (or losses) on pension plan assets, movements in interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;

•
the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards or export policies;

•	the future impact of acquisitions or divestitures, joint ventures or teaming arrangements;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2009 annual report on Form 10-K and its 2010 quarterly reports on Form 10-Q, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of Jan. 26, 2011.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

RETURN ON INVESTED CAPITAL (ROIC)

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)
	2010	2009
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	$ 2,926 224	$ 3,024 198
RETURN	$ 3,150	$ 3,222

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	$ 5,032 3,904 8,650	$ 4,054 3,155 8,960
AVERAGE INVESTED CAPITAL	$ 17,586	$ 16,169

RETURN ON INVESTED CAPITAL	17.9%	19.9%

1
Represents after-tax interest expense utilizing the federal statutory rate of 35 percent.  Interest expense is added back to net earnings as it represents the return to debt holders.  Debt is included as a component of average invested capital.

2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of the Corporation’s benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in the Corporation’s Statements of Stockholders’ Equity discussed in Note 3 above.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
(In millions, except per share data and percentages)
	QUARTER ENDED		YEAR ENDED
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$12,794	$12,203	$45,803	$43,995
Cost of sales	11,717	10,987	41,967	39,803
Gross profit	1,077	1,216	3,836	4,192
Other income, net	51	28	261	223
Operating profit	1,128	1,244	4,097	4,415
Interest expense	87	86	345	308
Other non-operating income, net	28	26	74	123
Earnings from continuing operations before income taxes	1,069	1,184	3,826	4,230
Income tax expense	240	348	1,181	1,231
Earnings from continuing operations	829	836	2,645	2,999
Earnings (loss) from discontinued operations (a)	154	(9)	281	25
Net earnings	$983	$827	$2,926	$3,024
Effective tax rate	22.5%	29.4%	30.9%	29.1%
Earnings per common share
Basic
Continuing operations	$2.33	$2.20	$7.26	$7.79
Discontinued operations	0.43	(0.01)	0.77	0.07
Basic earnings per common share	$2.76	$2.19	$8.03	$7.86
Diluted
Continuing operations	$2.30	$2.19	$7.18	$7.71
Discontinued operations	0.43	(0.02)	0.76	0.07
Diluted earnings per common share	$2.73	$2.17	$7.94	$7.78
Average number of shares outstanding
Basic	355.8	377.7	364.2	384.8
Diluted	359.7	381.9	368.3	388.9

Common shares reported in stockholders' equity at year end:			345.9	372.9

(a)
In June 2010, the Corporation announced plans to divest most of Enterprise Integration Group (EIG) and Pacific Architects and Engineers, Inc. (PAE). The Corporation completed the divestiture of the EIG business in the fourth quarter of 2010 and recognized a gain of $184 million ($0.51 per share for the quarter; $0.50 per share for the year).

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins (a)
Unaudited
(In millions, except percentages)
	QUARTER ENDED			YEAR ENDED
	December 31, 2010	December 31, 2009	% Change	December 31, 2010	December 31, 2009	% Change
Net sales

Aeronautics	$3,856	$3,250	19%	$13,235	$12,201	8%
Electronic Systems	3,976	3,714	7	14,363	13,532	6
Information Systems & Global Solutions	2,682	2,632	2	9,959	9,608	4
Space Systems	2,280	2,607	(13)	8,246	8,654	(5)
Total net sales	$12,794	$12,203	5%	$45,803	$43,995	4%

Operating profit
Aeronautics	$410	$426	(4)%	$1,502	$1,577	(5)%
Electronic Systems	451	431	5	1,712	1,660	3
Information Systems & Global Solutions	255	259	(2)	890	895	(1)
Space Systems	279	300	(7)	972	972	—
Segment operating profit	1,395	1,416	(1)	5,076	5,104	(1)
Unallocated corporate expense, net	(267)	(172)		(979)	(689)
Total operating profit	$1,128	$1,244	(9)%	$4,097	$4,415	(7)%

Margins
Aeronautics	10.6%	13.1%		11.3%	12.9%
Electronic Systems	11.3	11.6		11.9	12.3
Information Systems & Global Solutions	9.5	9.8		8.9	9.3
Space Systems	12.2	11.5		11.8	11.2
Total operating segments	10.9	11.6		11.1	11.6
Total consolidated	8.8%	10.2%		8.9%	10.0%

(a)
In June 2010, the Corporation announced the realignment of two IS&GS businesses, Readiness & Stability Operations (RSO) and Savi Technology, Inc., with its Simulation, Training and Support business to form the Global Training & Logistics line of business within Electronic Systems and plans to divest PAE and EIG. All of the business segment information presented in the attachments has been reclassified to reflect this realignment and to exclude the PAE and EIG businesses from the IS&GS business segment information for all prior periods presented. PAE and EIG were classified as discontinued operations in the second and third quarters of 2010, respectively.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	QUARTER ENDED		YEAR ENDED
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Unallocated corporate expense, net
FAS/CAS pension adjustment	$(123)	$(114)	$(454)	$(456)
Stock compensation expense	(46)	(42)	(168)	(154)
Unusual items	(42)	—	(220)	—
Other, net	(56)	(16)	(137)	(79)
Unallocated corporate expense, net	$(267)	$(172)	$(979)	$(689)

	QUARTER ENDED		YEAR ENDED
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
FAS/CAS pension adjustment
FAS pension expense	$(370)	$(259)	$(1,442)	$(1,036)
Less: CAS costs	(247)	(145)	(988)	(580)
FAS/CAS pension adjustment	$(123)	$(114)	$(454)	$(456)

	QUARTER ENDED DECEMBER 31, 2010			YEAR ENDED DECEMBER 31, 2010
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2010
MS2 facility consolidation	$(42)	$(27)	$(0.08)	$(42)	$(27)	$(0.07)
Voluntary Executive Separation Charge	—	—	—	(178)	(116)	(0.31)
Elimination of Medicare Part D deferred tax assets	—	—	—	—	(96)	(0.26)
	$(42)	$(27)	$(0.08)	$(220)	$(239)	$(0.64)

	QUARTER ENDED DECEMBER 31, 2009			YEAR ENDED DECEMBER 31, 2009
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2009
Resolution of IRS examinations:
• 2005 - 2007	$—	$—	$—	$—	$58	$0.15
• 2008	—	11	0.03	—	11	0.03
	$—	$11	$0.03	$—	$69	$0.18

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	QUARTER ENDED		YEAR ENDED
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Depreciation and amortization of plant and equipment

Aeronautics	$60	$55	$205	$198
Electronic Systems	67	66	237	245
Information Systems & Global Solutions	18	18	63	66
Space Systems	53	51	186	182
Segments	198	190	691	691
Unallocated corporate expense, net	12	16	58	59
Total depreciation and amortization of plant and equipment	$210	$206	$749	$750

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
(In millions, except percentages)
	(Unaudited)
	DECEMBER 31,	DECEMBER 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$2,261	$2,391
Short-term investments	516	346
Accounts receivable, net	5,757	6,061
Inventories	2,378	2,183
Deferred income taxes	1,038	815
Other current assets	901	681
Total current assets	12,851	12,477

Property, plant and equipment, net	4,554	4,520
Goodwill	9,605	9,948
Purchased intangibles, net	127	311
Prepaid pension asset	179	160
Deferred income taxes	3,482	3,779
Other assets	4,269	3,916
Total assets	$35,067	$35,111

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,630	$2,030
Customer advances and amounts in excess of costs incurred	5,719	5,049
Salaries, benefits and payroll taxes	1,870	1,648
Other current liabilities	1,941	1,976
Total current liabilities	11,160	10,703

Long-term debt, net	5,019	5,052
Accrued pension liabilities	10,607	10,823
Other postretirement benefit liabilities	1,213	1,308
Other liabilities	3,360	3,096
Total liabilities	31,359	30,982

Stockholders' equity
Common stock, $1 par value per share	346	373
Additional paid-in capital	—	—
Retained earnings	12,372	12,351
Accumulated other comprehensive loss	(9,010)	(8,595)
Stockholders' equity	3,708	4,129
Total liabilities and stockholders' equity	$35,067	$35,111
Total debt-to-capitalization ratio:	58%	55%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
(In millions)
	YEAR ENDED
	December 31, 2010	December 31, 2009
Operating Activities
Net earnings	$2,926	$3,024
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	749	750
Changes in operating assets and liabilities:
Accounts receivable, net	(15)	(719)
Inventories	(227)	(233)
Accounts payable	(362)	(21)
Customer advances and amounts in excess of costs incurred	685	482
Other	(209)	(110)
Net cash provided by operating activities	3,547	3,173

Investing Activities
Expenditures for property, plant and equipment	(820)	(852)
Net cash used for short-term investment transactions	(171)	(279)
Acquisition of businesses / investments in affiliates	(148)	(435)
Divestiture of EIG, net of transaction costs	798	—
Other	22	48
Net cash used for investing activities	(319)	(1,518)

Financing Activities
Repurchases of common stock	(2,420)	(1,851)
Issuances of common stock and related amounts	73	61
Common stock dividends	(969)	(908)
Issuance of long-term debt, net of related costs	—	1,464
Repayment of long-term debt	—	(242)
Cash premium and transaction costs for debt exchange	(47)	—-
Net cash used for financing activities	(3,363)	(1,476)
Effect of exchange rate changes on cash and cash equivalents	5	44
Net increase (decrease) in cash and cash equivalents	(130)	223
Cash and cash equivalents at beginning of period	2,391	2,168
Cash and cash equivalents at end of period	$2,261	$2,391

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2009	$373	$—	$12,351	$(8,595)	$4,129
Net earnings	—	—	2,926	—	2,926
Common stock dividends (a)	—	—	(969)	—	(969)
Stock-based awards and other	6	514	—	—	520
Common stock repurchases (b)	(33)	(514)	(1,936)	—	(2,483)
Other comprehensive loss (c)	—	—	—	(415)	(415)
Balance at December 31, 2010	$346	$—	$12,372	$(9,010)	$3,708

(a)	Includes dividends ($0.63 per share) declared and paid in the first, second and third quarters and a dividend ($0.75 per share) declared and paid in the fourth quarter.
(b)
The Corporation repurchased 13.2 million shares for $916 million during the fourth quarter. Year-to-date, the Corporation repurchased 33.0 million common shares for $2,483 million. In October 2010, the Corporation's Board of Directors approved a new share repurchase program for the repurchase of its common stock, up to an authorized amount of $3.0 billion.

(c)	At December 31, 2010, the Corporation recognized a non-cash, after-tax reduction to stockholders' equity of $430 million, as a result of the required re-measurement of its postretirement benefit plans. The decrease was primarily due to the net result of a lower discount rate at December 31, 2010 of 5.50% compared to 5.875% at December 31, 2009, partially offset by an actual return on plan assets in 2010 of approximately 13.0%. Partially offsetting the $430 million reduction to stockholders' equity was other comprehensive income of $15 million resulting from foreign currency translation and other adjustments.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	December 31,	December 31,
	2010	2009
Backlog
(In millions)
Aeronautics	$27,500	$26,700
Electronic Systems	23,200	23,100
Information Systems & Global Solutions	9,700	10,600
Space Systems	17,800	16,800
Total	$78,200	$77,200

	QUARTER ENDED		YEAR ENDED
Aircraft Deliveries	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
F-16	3	7	20	31
F-22	7	6	20	20
C-130J	9	6	25	16